Exhibit 99.1

NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: July 19, 2006	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 2nd QUARTER EPS OF $0.54
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)

	Q2 2006	Q2 2005	6 Months 2006	6 Months 2005
Net sales	$247.3	$227.3	$459.7	$417.0
Earnings from continuing operations	$10.5	$12.7	$16.2*	$18.7
Diluted EPS from continuing operations	$0.54	$0.65	$0.83*	$0.95

*Before loss from discontinued operations of $16.4 million, or $0.84 per diluted share.

MUSCATINE, IOWA, July 19, 2006 – Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net sales for second quarter 2006 of $247.3 million compared to consolidated net sales of $227.3 million in second quarter 2005, an increase of nine percent. Consolidated net sales were positively impacted by approximately $4.1 million due to the effect of translating foreign currency denominated net sales into U.S. dollars. Consolidated net earnings were $10.5 million, or $0.54 per diluted share, for second quarter 2006, compared to second quarter 2005 consolidated net earnings of $12.7 million, or $0.65 per diluted share.

Consolidated net sales for the first six months of 2006 were $459.7 million, an increase of ten percent from consolidated net sales of $417.0 million in the first six months of 2005. For the first six months of 2006, Bandag reported consolidated earnings from continuing operations of $16.2 million, or $0.83 per diluted share, compared to consolidated net earnings of $18.7 million, or $0.95 per diluted share, in the same period of 2005. During the first quarter of 2006, Bandag recorded the previously announced deferred loss on the sale of its business in South Africa. As a result, for the first six months of 2006, Bandag recorded a net loss on discontinued operations of $16.4 million, or $0.84 per diluted share, resulting in a consolidated net loss of $0.2 million, or $0.01 per diluted share.

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In announcing second quarter 2006 results, Martin G. Carver, Bandag’s Chairman of the Board and Chief Executive Officer, said, “In Bandag’s Traditional Business, unit volume came in below 2005 levels, reflecting intense pressures from competitive retread tires and low-priced new tires. Also, margin pressure from continued increases in raw material prices again outpaced the effect of product price increases. To address these and other fundamental changes we initiated several programs globally to simplify our operations and reduce costs. These programs include closing our Shawinigan, Quebec production facility, freezing our U.S. and Canadian pension plans, and announcing a workforce reduction program to eliminate approximately 175 jobs in North America. Overall, we anticipate that the steps we’re taking in our Traditional Business globally will simplify our operations and reduce our cost structure, better aligning operations with the forces shaping today’s markets and our dealers’ needs.”

“Tire Distribution Systems, Inc. (TDS), Bandag’s tire distribution subsidiary, turned in a strong second quarter, delivering a second quarter sales increase of 25 percent,” said Mr. Carver. “TDS’ sales were strong and benefited from off-the-road tire sales to companies in the construction and mining industries. At Speedco, investment in new on-highway locations reduced its operating contribution significantly, even though the business continued to deliver real growth in terms of lube and tire sales, customer visits and sales per visit. Speedco plans to open six to eight locations in 2007 which compares to thirteen locations scheduled to open in 2006. The moderated 2007 expansion schedule should assure that the business continues to deliver both superior quality service and real growth in lube service and routine tire maintenance, and should lessen the impact on earnings, thus assuring that we’re building real growth in shareholder value.”

Financial Highlights

•	Factors that affected consolidated net sales for second quarter 2006 were:
°	North American business unit volume decreased five percent while net sales increased seven percent as compared to second quarter 2005. Net sales were positively impacted by approximately $1.6 million due to the effect of translating foreign currency denominated net sales into U.S. dollars and by price increases in May 2005 and January 2006.
°	European business unit volume decreased four percent and net sales decreased fourteen percent. Net sales were negatively impacted by intense competitive pressures and by higher sales deductions.
°	International business unit volume decreased nineteen percent and net sales decreased twelve percent. Unit volume and net sales were negatively impacted by 15 percent and 17 percent, respectively, due to the sale of the South African operations. Net sales were positively impacted by price increases and by approximately $2.5 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	TDS net sales increased $10.6 million, or 25 percent, from the prior year period. Net sales were positively impacted by increased unit sales and higher prices.

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°	Speedco, together with TruckLube1, acquired in the second quarter, are now combined into one segment, Vehicle Services. TruckLube1, which provides light truck maintenance, was purchased in April 2006 and contributed $2.4 million to second quarter net sales. Vehicle Services business unit net sales increased 44 percent primarily due to an increase in Speedco net sales of $6.1 million compared to the prior year period. Same store Speedco lube sales increased $2.2 million, or 11%, and same store tire sales increased $0.3 million, or 23%. Same store revenue is comprised of locations that have operated for twelve full months. As of June 30, 2006 same store lube sales included 34 locations and same store tire sales included eleven locations. Overall, Speedco had 41 locations, 32 with tire service capabilities, as of June 30, 2006, compared to 35 locations, 13 with tire service capabilities, at the same time last year.

•	Second quarter 2006 consolidated gross margin declined by 3.6 percentage points. Vehicle Services gross margin declined 2.8 percentage points, primarily due to expenses associated with the start-up of new Speedco stores and the addition of tire lanes to existing stores. Traditional Business gross margin declined 4.4 percentage points. European business unit gross margin declined eleven percentage points, primarily due to higher raw material costs, lower sales volume and a manufacturing shut-down to reduce inventory levels. North American business unit gross margin declined 4.2 percentage points and International business unit gross margin declined 2.3 percentage points, primarily due to higher raw material costs.

•	Consolidated operating and other expenses for second quarter 2006 were $2.4 million, or four percent higher than the prior year period. Speedco operating and other expenses increased $2.5 million, primarily related to the additional stores and tire lanes.

•	Capital expenditures were $44.5 million through June 30, 2006, compared to $26.2 million for the same period last year. The increase in capital expenditures is primarily due to expenditures made by Speedco for new facilities and expansions of tire lanes at existing facilities.

Outlook

Commenting on the outlook for the second half of 2006, Mr. Carver said, “As you would expect, several of the actions initiated during the second quarter will negatively impact the last half of 2006, particularly the third quarter. Though we don’t anticipate any relief from rising raw material costs globally, we’re hopeful that our simplified operations and slimmer cost structure will begin to offset the impact of the rising raw material costs in 2007. TDS and Speedco are both expected to benefit from continued underlying strength in the trucking industry.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Second Quarter Ended June 30,		Six Months Ended June 30,
Consolidated Statements of Earnings	2006	2005	2006	2005
Income
Net sales	$247,315	$227,261	$459,670	$417,017
Other	1,329	1,087	5,885	3,148

	248,644	228,348	465,555	420,165
Costs and expenses
Cost of products sold	169,383	147,558	314,127	273,304
Operating & other expenses	64,669	62,284	129,848	119,680

	234,052	209,842	443,975	392,984
Income from operations	14,592	18,506	21,580	27,181
Interest income	1,878	2,159	4,332	3,972
Interest expense	(373)	(629)	(687)	(1,085)

Earnings before income taxes, minority interest and discontinued	16,097	20,036	25,225	30,068
operations
Income taxes	5,740	7,029	9,339	11,222
Minority interest	(122)	268	(302)	145

Earnings from continuing operations	10,479	12,739	16,188	18,701
Net loss on discontinued operations	0	--	(16,356)	--

Net earnings (loss)	$10,479	$12,739	$(168)	$18,701

Basic earnings (loss) per share
Earnings from continuing operations	$0.54	$0.66	$0.84	$0.96
Net loss on discontinued operations	--	--	(0.85)	--

Net earnings (loss)	$0.54	$0.66	$(0.01)	$0.96

Diluted earnings (loss) per share
Earnings from continuing operations	$0.54	$0.65	$0.83	$0.95
Net loss on discontinued operations	--	--	(0.84)	--

Net earnings (loss)	$0.54	$0.65	$(0.01)	$0.95

Weighted average shares outstanding
Basic	19,354	19,426	19,339	19,409
Diluted	19,513	19,714	19,542	19,710

	Second Quarter Ended June 30,		Six Months Ended June 30,
Segment Information	2006	2005	2006	2005
Net Sales
Traditional Business
North America	$117,938	$110,432	$218,038	$201,702
Europe	18,346	21,379	37,868	40,768
International	28,001	31,952	54,680	60,821
TDS	53,471	42,921	95,946	75,598
Vehicle Services	29,559	20,577	53,138	38,128

Total net sales	$247,315	$227,261	$459,670	$417,017

Segment Operating Profit (Loss)
Traditional Business
North America	$15,371	$14,974	$22,595	$23,579
Europe	(2,504)	273	(1,703)	1,194
International	1,345	3,445	4,593	6,884
TDS	4,619	2,670	4,593	1,573
Vehicle Services	(794)	838	(1,790)	1,637
Corporate expenses & other	(3,445)	(3,694)	(6,708)	(7,686)
Net interest income	1,505	1,530	3,645	2,887

Earnings before income taxes and minority interest	$16,097	$20,036	$25,225	$30,068

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	June 30, 2006	Dec. 31, 2005
Assets:
Cash and cash equivalents	$71,760	$97,071
Investments	55,693	60,150
Accounts receivable - net	164,469	174,017
Inventories	88,032	84,668
Other current assets	55,453	59,960

Total current assets	435,407	475,866
Property, plant, and equipment - net	238,980	209,640
Other assets	78,843	69,531

Total assets	$753,230	$755,037

Liabilities & shareholders’ equity:
Accounts payable	$48,830	$45,794
Income taxes payable	1,786	2,477
Accrued liabilities	95,379	100,647
Short-term notes payable and current portion of other obligations	13,428	15,351

Total current liabilities	159,423	164,269
Long-term debt and other obligations	24,589	24,061
Deferred income tax liabilities	5,534	4,771
Minority interest	1,463	2,779
Shareholders’ equity
Common stock	19,452	19,436
Additional paid-in capital	42,105	37,191
Retained earnings	513,096	529,372
Accumulated other comprehensive loss	(12,432)	(26,842)

Total shareholders’ equity	562,221	559,157

Total liabilities & shareholders’ equity	$753,230	$755,037

	Six Months Ended March 31,
Condensed Consolidated Statements of Cash Flows	2006	2005
Operating Activities
Net earnings (loss)	$(168)	$18,701
Non-cash translation adjustment due to sale of South Africa	14,212	--
Provision for depreciation	13,522	12,737
(Increase) decrease in operating assets and liabilities - net	10,509	(6,577)

Net cash provided by operating activities	38,075	24,861
Investing Activities
Additions to property, plant and equipment	(44,467)	(26,243)
Maturities of investments - net	4,457	12,950
Payments for acquisitions of businesses	(8,091)	--
Proceeds from divestiture of businesses	460	2,251

Net cash used in investing activities	(47,641)	(11,042)
Financing Activities
Principal payments on short-term notes payable and other long-term liabilities	(1,468)	(1,886)
Cash dividends	(13,038)	(12,873)
Purchases of common stock	(3,408)	(2,281)
Stock options exercised	2,523	1,387
Excess tax benefits from share-based compensation expense	196	--

Net cash used in financing activities	(15,195)	(15,653)
Effect of exchange rate changes on cash and cash equivalents	(550)	1,063

Decrease in cash and cash equivalents	(25,311)	(771)
Cash and cash equivalents at beginning of year	97,071	66,646

Cash and cash equivalents at end of period	$71,760	$65,875

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